Exclusive Call Option Agreement

among

Beijing Xin Fu Industry Consulting Co. Ltd.
(北京信赋兴业咨询有限公司)

and
Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude, Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司)and Ding Ting

CONTENTS

Clause		Page

1.	GRANT OF OPTION	2

2.	EXERCISE OF OPTION AND COMPLETION OF TRANSACTION	2

3.	FULFILMENT OF OPTION	3

4.	REPRESENTATIONS AND WARRANTIES	4

5.	TAX	7

6.	LIABILITIES FOR BREACH OF CONTRACT	8

7.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES	8

8.	CONFIDENTIALITY	9

9.	SUPPLEMENTARY PROVISIONS	9

APPENDIX A FORM OF AGREEMENT ON TRANSFER OF EQUITY INTEREST		1

1.	DEFINITIONS AND INTERPRETATIONS	3

2.	REPRESENTATIONS AND WARRANTIES	4

3.	ASSIGNMENT OF EQUITY INTEREST	4

4.	SUPPLEMENTARY PROVISIONS	5

ANNEX 1 FORM OF RESOLUTION OF SHAREHOLDERS' MEETING		3

ANNEX 2 FORM OF POWER OF ATTORNEY		3

APPENDIX B FORM OF WAIVER OF RIGHT OF FIRST REFUSAL		5

This Exclusive Call Option Agreement (this "Agreement") is entered into by the following parties on August 25, 2009 in Beijing, the People's Republic of China ("China"):

(1)
Beijing Xin Fu industry Consulting Co., Ltd. (北京信赋兴业咨询有限公司), a company established in China and having its registered address at B2-D2-301 A Block TIANCHENG MANSION, 2# XINFENG Road DESHENGMENWAI Street, XICHENG Dist. Beijing P.R.China, 100088,  ("Beijing Xin Fu"); and

(2)	Li Anning whose China's ID number is 110102580802234, with her principal domicile at 15 The 8TH Floor of #1 Building South Street, Fuxingmen Wai, Xicheng District, Beijing, China.

(3)	Liu Liguo, whose China's ID number is 130302197102082511, with his principal domicile at 72 Haiyang Road, Haigang District, Qinhuandao City, Hebei, China.

(4)	Liu Yabin, whose China's ID number is 110108580617601, with his principal domicile at 22 Daliushu Village, Haidian District, Beijing, China.

(5)	Liu Yasheng, whose China's ID number is 110108196106268910, with his principal domicile at 7 the 15th Floor West Gate of the No. 2 Building, the East of Jimenli Haidian District, Beijing, China.

(6)	Wang Pingyi, whose China's ID number is 110101540701404, with his principal domicile at 46 West Street of East 4, Dongcheng District, Beijing.

(7)	Zhang Fude, whose China's ID number is 110108560127601, with his principal domicile at 131 1 of the West Building, Beijing Jiaotong University, Shangyuan Village, Haidian District, Beijing.

(8)	Ding Ting, whose China's ID number is 110101197910034058, with his principal domicile at 301 The First Gate in the 76th of Dengshikou Street, Dongcheng District, Beijing.

(9)
Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司, herein referred to as “Wan Qiao”) a limited liability company incorporated and established in Beijing, China with its registered address at 2102 The Third Building of Lihengmingyuan, the No. 23 of Nanbinminghe Road, Xuan Wu District, Beijing.

(hereinafter the parties referred to individually as a "Party" and collectively as the "Parties".)

WHEREAS,

(A)
Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude and Ding Ting are the citizens of the People's Republic of China ("PRC”) and Beijing Wan Qiao Mechanical and Electrical Equipment Co., a limited liability company in China (collectively referred to as “Shareholders” and individually as a “Shareholder”), are the Shareholders of  Beijing Wowjoint Machinery Co., Ltd (“Beijing Wowjoint”), holding 0.7%, 4.09%, 37.78%, 8.18%, 0.7%, 33.55%, 9% and 6% of the equity interests of Beijing Wowjoint respectively (the “Equity Interest”);

(B)
Beijing Wowjoint is a company registered in Beijing carrying on the business of manufacturing and installation of specialist construction equipment and machinery, whose registered capital is RMB 28,500,000; and

(C)	The Parties agree to enter into this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.	GRANT OF OPTION

1.1	Option

Each of the Shareholders grants to Beijing Xin Fu the option (the “Option”) to purchase the Equity Interest, at the exercise price equal to five percent (5%) of the actual capital contribution made by each Shareholder to Beijing Wowjoint.

1.2	Price of Option

In consideration of obtaining the Option, Beijing Xin Fu has paid to each of the Shareholders One Renminbi on the date of this Agreement.  Each of the Shareholders acknowledges that such consideration has been paid and is deemed to be sufficient.

2.	EXERCISE OF OPTION AND COMPLETION OF TRANSACTION

2.1	Time of Exercise

2.1.1
Each of the Shareholders agrees that, subject to compliance with legal restrictions on foreign investment under applicable laws of China, Beijing Xin Fu may exercise the Option in whole or in part to acquire all or part of the Equity Interest, at any time after the signing of this Agreement.

2.1.2
For the avoidance of doubt, each of the Shareholders hereby agrees that Beijing Xin Fu may exercise the Option, without any limits on the frequency of its exercise, until Beijing Xin Fu acquires all of the Equity Interest.

2.1.3
Each of the Shareholders agrees that Beijing Xin Fu may designate a third party to exercise the Option on its behalf, provided that Beijing Xin Fu shall give 3-days prior written notice to the Shareholders.

2.2	Assignment

Each of the Shareholders agrees that Beijing Xin Fu may assign all or part of the Option to any third party. In the event of any such assignment and upon written notice of such assignment from Beijing Xin Fu to the Shareholders, the Option may be exercised by such third party pursuant to the terms and conditions of this Agreement. Such third party shall be deemed to be a party to this Agreement and shall assume Beijing Xin Fu's rights and obligations under this Agreement.

2.3	Notice Requirements

2.3.1	If Beijing Xin Fu intends to exercise the Option, it shall issue an irrevocable written notice to the Shareholders no later than 3 days prior to each Completion Date (as defined below), specifying:

2.3.1.1	effectiveness date of the purchase ("Completion Date");

2.3.1.2	name of the party registering the Equity Interest;

2.3.1.3	percentage of the Equity Interest to be purchased from the Shareholders;

2.3.1.4	method of payment; and

2.3.1.5	related authorization documents, such as the document authorizing the third party to exercise the Option.

2.3.2	For the avoidance of doubt, the Parties expressly agree that Beijing Xin Fu has the right to exercise the Option and to decide whether or not to register the Equity Interest in a third party's name.

2.4	Appointment of Director and Senior Management Personnel

After the execution of this Agreement, Beijing Xin Fu shall have the right to nominate persons to Beijing Wowjoint to be appointed as directors and senior management personnel (including but not limited to general manager, deputy general manager, financial controller, marketing director, technology director). The Shareholders shall, to the extent applicable PRC law requires a shareholder vote, vote his shares of Beijing Wowjoint to appoint the persons nominated by Beijing Xin Fu to hold the positions as directors of Beijing Wowjoint, and vote its shares to instruct the executive director of Beijing Wowjoint to appoint the persons nominated by Beijing Xin Fu to hold the positions as senior management of Beijing Wowjoint.

2.5	Completion of Transactions

On the Completion Date, Beijing Xin Fu shall pay to each of the Shareholders the exercise price to purchase the Equity Interest set out in Article 1 and each of the Shareholders shall acknowledge the receipt and sufficiency of the consideration.

3.	FULFILMENT OF OPTION

3.1	Agreement on Transfer of Equity Interest

When signing and delivering this Agreement, each of the Shareholders shall at Beijing Xin Fu's request sign (or, in the case of the waiver letter, use commercially reasonable efforts to procure the execution of) and deliver one or more agreement(s) for the transfer of equity interest as set out in the Appendix A hereto ("Equity Transfer Agreement") and other necessary documents, including the waiver letter in the form of Appendix B ("Ancillary Documents") intended to cause all or part of Equity Interest to be effectively transferred to Beijing Xin Fu or its designated person. The Equity Transfer Agreement and Ancillary Documents shall be held in the custody of Beijing Xin Fu.  On the Completion Date, when Beijing Xin Fu exercises the Option and pays the price for the Equity Interest, Beijing Xin Fu shall promptly deliver the Equity Transfer Agreement and Ancillary Documents relating to such Equity Interest to its designated person who shall be entitled to insert the name of the transferee (if not already done so), date the signed Equity Transfer Agreement and Ancillary Documents and submit the same to the relevant authorities in order to give full effect to the transfer of the Equity Interest.

3.2	Resolution of Shareholders' Meeting

Notwithstanding the provisions of the above Article 3.1, at the time of the signing and delivery of this Agreement, each Shareholder shall at Beijing Xin Fu's request sign (and use commercially reasonable efforts to procure that authorized representative of Beijing Xin Fu will sign) and deliver one or more resolution(s) of the shareholders' meeting of Beijing Wowjoint, substantially in the form of Annex 1 of Appendix A hereto (each referred to as a "Resolution"). The Resolution shall approve the following matters:

3.2.1	completion of the transfer of all or part of the Equity Interest to Beijing Xin Fu or its designated person; and

3.2.2	other reasonable matters that Beijing Xin Fu may require.

Each Resolution shall be held in the custody of Beijing Xin Fu.  On each Completion Date when Beijing Xin Fu exercises the Option and pays the price for the Equity Interest, Beijing Xin Fu or its designated person shall date the Resolution as of the date of exercise.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

Each of the Shareholders jointly and severally represents and warrants to Beijing Xin Fu:

4.1.1	he has full authority to sign this Agreement;

4.1.2	this Agreement constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms;

4.1.3
the signing of this Agreement and the performance of any of his obligations hereunder neither breaches any laws, regulations or contracts binding upon him, nor requires any authorization or approval from the government;

4.1.4
to the best of his knowledge, he is not involved in any lawsuit, arbitration or other juridical or administrative proceedings which may have a material and adverse effect upon this Agreement and performance hereof;

4.1.5	he has disclosed to Beijing Xin Fu all documents issued by any governmental authority that may have a material adverse effect upon the performance of the obligations hereunder;

4.1.6
other than the pledge of Equity Interest in favor of Beijing Xin Fu (or its designated third party), the Equity Interest held by such Shareholder in Beijing Wowjoint is free of any lien, mortgage, pledge or third party's rights;

4.1.7
except in favor of Beijing Xin Fu (or its designated third party), the Equity Interest held by such Shareholder shall remain intact, and is free of any lien, mortgage, pledge or third party's right, and such Shareholder will transfer, grant, pledge or otherwise dispose of his Equity Interest;

4.1.8
the Option granted by such Shareholder to Beijing Xin Fu is an exclusive right, and the Option or any similar right will not be granted to any third party in any way and no rights or obligations exist that would in any way impair Beijing Xin Fu's rights under this Agreement.

Each Shareholder further represents and warrants to Beijing Xin Fu that he owns the Equity Interests of Beijing Wowjoint as stated in the recital of this Agreement.

The Parties hereby agree that as of each Completion Date, the representations and warranties set out from Article 4.1.1 to Article 4.1.8 shall be repeated, and shall be deemed to be given as of such Completion Date.

4.2	Undertakings

Each Shareholder undertakes to Beijing Xin Fu that:

4.2.1
he will complete the formalities necessary for registering Beijing Xin Fu and its designated person as the lawful shareholder of Beijing Wowjoint, including but not limited to, assisting Beijing Xin Fu in inserting the name of the transferee in the Equity Transfer Agreement, dating the signed Equity Transfer Agreement and submitting the Equity Transfer Agreement and Ancillary Documents to the relevant industry and commerce administration department for the purpose of amending the articles of association and updating the shareholders' register, and other alteration formalities.

4.2.2
he shall take all necessary actions to execute all necessary documents and carry out all necessary registrations within such Shareholder's  control (including registration with the Ministry of Information Industries or its local branches) to transfer the Equity Interest in accordance with applicable laws upon the exercise of the Option.

4.2.3	he will not seek to influence the management of Beijing Wowjoint in any manner, and without limiting the foregoing:

4.2.3.1	he will not request Beijing Wowjoint to distribute profits, funds, assets or property to him or any of his Affiliates.

4.2.3.2	if he receives any dividends from Beijing Wowjoint with respect to the Equity Interest, he shall pay to Beijing Xin Fu an amount equal to such dividends within 7 days thereafter.

4.2.3.3
he will not engage in the following activities and not approve in his capacity as a shareholder (without the prior written consent of Beijing Xin Fu) the engagement of  Beijing Wowjoint in any of the following activities unless the prior written consent of Beijing Xin Fu is obtained:

(a)	to create or undertake debts that are not in the ordinary course of business of Beijing Wowjoint, or are in the ordinary course of the business of Beijing Wowjoint but are in excess of US$5,000;

(b)	to create or undertake any mortgage, pledge or any other type of encumbrance on any of Beijing Wowjoint's existing properties or properties acquired in the future;

(c)	to acquire assets of any third party on behalf of Beijing Wowjoint, or to execute any agreement, arrangement, commitment or memorandum for the same;

(d)	to sell, lease or otherwise dispose of any assets of Beijing Wowjoint, or to execute any agreement, arrangement, commitment or memorandum for the same;

(e)	to borrow or lend money to any third party on behalf of Beijing Wowjoint, or to execute any agreement, arrangement, commitment or memorandum for the same;

(f)
to assume any obligation, give a guarantee or endorsement for any third party on behalf of Beijing Wowjoint or assume responsibility in whatever form for any third party's obligation on behalf of  Beijing Wowjoint, or to execute any agreement, arrangement, commitment or memorandum for the same;

(g)	to approve the annual budget and annual business plan and any material deviations thereof;

(h)	to make any capital expenditure by Beijing Wowjoint other than in the ordinary course of its business or greater than an aggregate of US$25,000 in any 12 month period;

(i)	to commit any act that may endanger the legitimate existence or commercial interest of Beijing Wowjoint;

(j)	to take any action that, according to the effective articles of association of Beijing Wowjoint, requires a unanimous consent of all shareholders or the executive director of Beijing Wowjoint;

(k)	to cause Beijing Wowjoint to engage in any business which is not expressly specified in its business license;

(l)
when exercising his rights in the capacity as a shareholder of  Beijing Wowjoint (including but not limited to the exercise of his voting rights), to adopt any resolution or otherwise take any shareholder action that conflicts with or jeopardises the rights and interests of Beijing Xin Fu or its Affiliates or direct or indirect parent; and

4.2.4
He will provide Beijing Xin Fu with information on Beijing Wowjoint's business operations and financial condition which he is entitled to receive in his capacity as a shareholder at Beijing Xin Fu's request (excluding information provided by Beijing Wowjoint ).

4.2.5
He will immediately notify Beijing Xin Fu of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Beijing Wowjoint's assets, business and revenue of which he may become aware.

4.2.6	At Beijing Xin Fu's written request, each of the Shareholders will approve in his capacity as a shareholder any action of Beijing Wowjoint that is not in violation of any applicable laws.

For purposes of this Clause 4.2, "Affiliate" means, in respect of an entity, any legal entity that directly or indirectly controls, is controlled by or is under the common control of the first mentioned entity. For the purposes of this Agreement, "control" means the power, directly or indirectly, to direct the management and policies of such entity.

5.	TAX

5.1	Tax

Beijing Xin Fu shall reimburse the Shareholders or directly pay to the appropriate tax authorities all of the Shareholders' taxes that may arise from the execution and performance of this Agreement.  Beijing Xin Fu shall bear any of its taxes that may arise from the execution and performance of this Agreement.

6.	LIABILITIES FOR BREACH OF CONTRACT

6.1	Shareholders' liability for breach

Except as provided in Paragraph 7.3.5, the sole remedy available to Beijing Xin Fu for the breach by the Shareholders of any of their representations, warranties, undertakings or obligations under this Agreement shall be the exercise of the Option.

7.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

7.1	Applicable Law

The execution, validity, interpretation, performance of this Agreement and resolution of disputes hereunder shall be governed by the laws of China.

7.2	Consultation

In case of disputes resulting from the interpretation or performance of this Agreement, the Parties shall attempt to solve such disputes through friendly consultation or via mediation by a neutral third party. If such dispute fails to be solved within 30 days after the commencement of consultation, either party may submit such disputes for arbitration.

7.3	Arbitration

7.3.1
Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement, shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”), for arbitration in Hong Kong which shall be conducted in accordance with HKIAC 's rules.

7.3.2
The arbitration tribunal shall comprise of three (3) arbitrators. The Shareholders, collectively, and Beijing Xin Fu shall each be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman.

7.3.3	The language to be used in any arbitral proceedings shall be Chinese.

7.3.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

7.3.5
The Parties further acknowledge that monetary damages alone shall not adequately compensate Beijing Xin Fu for the breach of the Shareholders' undertakings in this Agreement and therefore agree that if a breach or threatened breach of any such undertaking occurs, Beijing Xin Fu shall be entitled to apply or petition for, and the Shareholders shall not resist, object or challenge, injunctive relief compelling specific performance of such undertakings or immediate cessation of such actions in order to be in compliance with the terms of this Agreement in any competent court of China.

8.	CONFIDENTIALITY

8.1	Confidential Information

This Agreement and its appendixes attached hereto shall be confidential. Neither party shall disclose this Agreement and its appendixes attached hereto to any third party (except for the disclosure only for the purpose of the above Article 2.2 and with the prior written consent of the Parties).

8.2	Exception

If certain disclosure is expressly required by law, court, arbitral tribunal or competent administration authority, such disclose made by either party shall not be deemed a breach of the above Article 8.1.

9.	SUPPLEMENTARY PROVISIONS

9.1	Term

This Agreement shall come into force from the date of the execution of this Agreement by the Parties or their authorized representative until the date when Beijing Xin Fu obtains all the Equity Interest, subject to a maximum term of 20 years.

9.2	Entire Agreement

9.2.1
This Agreement and its appendixes constitute the entire agreement between the Parties with respect to the above subject matter, and shall supersede all previous discussions, consultations and agreements. This Agreement can be amended only by a written agreement jointly signed by the Parties.

9.2.2	The appendixes attached hereto constitute an inseparable part of this Agreement, and have the same legal force as this Agreement.

9.3	Notice

9.3.1
Unless notified by the other party of address change, all notices or other correspondences required in performing this Agreement shall be delivered by hand, express delivery, fax or registered mail to the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time .

Notices and correspondences shall be deemed to be served if:

9.3.1.1
sent by fax: the time displayed on the transmission record, however, if the displayed time is after 5:00 pm of the sending date, or the sending day is not a business day of the location where the recipient is located, the effective delivery date shall be the next business day;

9.3.1.2	sent by hand delivery (including courier): the day when the recipient signs and accepts the delivery;

9.3.1.3	sent by registered mail, the fifteenth day from the date when the post office issues a receipt thereof.

9.4	Binding Force

This Agreement is binding upon the Parties and their successors, representatives and assigns.

9.5	Language and Counterpart

This Agreement is written in English.  This Agreement shall be executed in two (2) originals with each Party holding one (1) original.

9.6	Calendar Day and Business Day

Any reference to a day in this Agreement means a calendar day. Business day means any day on which commercial banks in China are open for business.

9.7	Headings

The headings contained herein are for convenience only and do not affect the interpretation of this Agreement.

9.8	Singular and Plural Form

As required by the context, words importing the singular include the plural and vice versa.

9.9	Matters Not Covered

Matters not covered in this Agreement shall be settled by the Parties through consultation, in accordance with the provisions of the laws of China.

9.10	Representations, Warranties, Undertakings and Obligations to Survive

The representations, warranties, undertakings and obligations of the Parties provided in this Agreement, or made by or on behalf of a Party, shall be in full force and effect and shall remain valid after the delivery of the Equity Interest and payment of considerations, regardless of any investigation (or statement on any investigation result) made by or on behalf of a Party.

IN WITNESS WHEREOF, this Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

Beijing Xin Fu Industry Consulting Co., Ltd. (北京信赋兴业咨询有限公司)
(Affix Seal)

By:
Name: Liu Yabin
Title: Legal Representative

IN WITNESS WHEREOF, this Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

By:	By:
Li Anning	Liu Liguo

By:	By:
Liu Yabin	Liu Yasheng

By:	By:
Wang Pingyi	Zhang Fude

Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司) (Affix Seal)

By:	By:
Ding Ting	Name: Liu Yabin
Title: Legal Representative

Appendix A

Form of agreement on transfer of equity interest

Agreement on Transfer of Equity Interest

Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude, Beijing Wan Qiao Mechanical and Electrical Equipment Co. (北京市万桥机电设备公司), and Ding Ting

and

[*]

1

This Agreement on Transfer of Equity Interest ("Equity Transfer Agreement") is entered into by and among the following parties on ____________, in Beijing, the People's Republic of China ("China"):

(1)	Li Anning whose China's ID number is 110102580802234, with her principal domicile at 15 The 8TH Floor of #1 Building South Street, Fuxingmen Wai, Xicheng District, Beijing, China.

(2)	Liu Liguo, whose China's ID number is 130302197102082511, with his principal domicile at 72 Haiyang Road, Haigang District, Qinhuandao City, Hebei, China.

(3)	Liu Yabin, whose China's ID number is 110108580617601, with his principal domicile at 22 Daliushu Village, Haidian District, Beijing, China.

(4)	Liu Yasheng, whose China's ID number is 110108196106268910, with his principal domicile at 7 the 15th Floor West Gate of the No. 2 Building, the East of Jimenli Haidian District, Beijing, China.

(5)	Wang Pingyi, whose China's ID number is 110101540701404, with his principal domicile at 46 West Street of East 4, Dongcheng District, Beijing.

(6)	Zhang Fude, whose China's ID number is 110108560127601, with his principal domicile at 131 1 of the West Building, Beijing Jiaotong University, Shangyuan Village, Haidian District, Beijing.

(7)	Ding Ting, whose China's ID number is 110101197910034058, with his principal domicile at 301 The First Gate in the 76th of Dengshikou Street, Dongcheng District, Beijing.

(8)
Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司, herein referred to as “Wan Qiao”) a limited liability company incorporated and established in Beijing, China with its registered address at 2102 The Third Building of Lihengmingyuan, the No. 23 of Nanbinminghe Road, Xuan Wu District, Beijing.

(9)	(each as a "Assignor" and collectively as “Assignors”); and

(10)	[*], [*] (the "Assignee").

The Assignors and the Assignee are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS,

A.
Li Anning, Liu Liguo, Liu Yabin, Liu Yasheng, Wang Pingyi, Zhang Fude and Ding Ting are the citizens of the People's Republic of China ("PRC”) and Beijing Wan Qiao Mechanical and Electrical Equipment Co., a limited liability company in China (collectively referred to as “Shareholders” and individually as a “Shareholder”), are the Shareholders of  Beijing Wowjoint Machinery Co., Ltd (“Beijing Wowjoint”), holding 0.7%, 4.09%, 37.78%, 8.18%, 0.7%, 33.55%, 9% and 6% of the equity interests of Beijing Wowjoint respectively (the “Equity Interest”).

2

B.
Beijing Wowjoint is a company registered in Beijing carrying on the business of manufacturing and installation of specialist construction equipment and machinery, whose registered capital is RMB 28,500,000;

C.
Subject to the terms and conditions of this Equity Transfer Agreement, each of the Assignors now intends to assign to the Assignee, and the Assignee is willing to accept from each of the Assignors, all the equity interest ("Equity Interest") held by the Assignors in  Beijing Wowjoint.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

Unless otherwise agreed herein (as defined below), words or expressions contained in this Equity Transfer Agreement shall have the same meaning as those defined in the Exclusive Call Option Agreement (the "Agreement"), dated as of August 25, 2009 between Beijing Xin Fu Industry Consulting Co., a company organized under the laws of China (the "Beijing Xin Fu") and the Assignors.

"Effective Date" means the date of this Agreement, or if government or regulatory approvals are necessary to effectuate the transfer, the date on which all such approvals are obtained.

"PRC Laws" means the PRC laws and regulations that have been promulgated and now remain in force.

"Resolution of Shareholders' Meeting" means the written resolution of the shareholders' meeting of Beijing Wowjoint, pursuant to which the shareholders agree that the Equity Interest shall be assigned in accordance with the Equity Transfer Agreement and waive their rights of first refusal regarding the Equity Interest.

1.2	Interpretation

In this Agreement, headings are for convenience only and do not affect the interpretation of this Agreement. A reference to an Article or Appendix herein is a reference to that Article or Appendix of the Equity Transfer Agreement. Words importing the singular include the plural and vice versa. Unless otherwise provided herein, a reference to day, month or year means a calendar day, month or year. Business day refers to the day on which commercial banks in China are open for business. Masculine words herein include the feminine meaning and vice versa.

3

2.	REPRESENTATIONS AND WARRANTIES

2.1	General representations

Each of the Parties hereby represents and warrants to the other party that it has full capacity and authorization to execute this Equity Transfer Agreement, and perform its obligations under this Equity Transfer Agreement, subject to compliance with legal restrictions on foreign investment under applicable PRC Laws.

2.2	Assignor s

Each of the Assignors further represents and warrants that:

2.2.1	he is the legitimate holder of the Equity Interest;

2.2.2	except for the pledge under the Equity Pledge Agreement dated as of August 25, 2009 by and among the Assignors and Beijing Xin Fu, such Equity Interest is free of any security interest.

3.	ASSIGNMENT OF EQUITY INTEREST

3.1	Assignment of equity interest

Each of the Assignors hereby assigns all of the Equity Interest to the Assignee. The Assignee agrees to accept such Equity Interest from such Assignor.

3.2	Assignment of rights and obligations

As at the Effective Date, all rights and obligations in relation to the Equity Interest shall be assigned from such Assignor to the Assignee.

3.3	Necessary measures

Each of the Assignors undertakes to execute all necessary documents and take all necessary measures in a timely manner, so as to give effect to this Equity Transfer Agreement, including but not limited to the following:

3.3.1	execute the resolution of shareholders' meeting substantially in the form of Annex 1; and provide the Assignee with a copy of the resolution of shareholders' meeting; and

3.3.2
complete any procedures within its control necessary for the full effectiveness of the Equity Transfer Agreement pursuant to PRC Laws, including but not limited to, completing the registration of the change in shareholder with the relevant industry and commerce administration department, updating the shareholders' list of Beijing Wowjoint and delivering the updated shareholders' list to the Assignee.

4

3.4	Cooperation with the Assignee

Each of the Assignors further undertakes:

3.4.1	if the formalities provided in Article 3.3.2 are delayed, the Assignors shall promptly notify the Assignee of the reason for such delay and the revised Effective Date; and

3.4.2	fully assist the Assignee in performing the Equity Transfer Agreement, including but not limited to providing the Assignee with access to the related documents or information.

3.5	Power of attorney

Each of the Assignors further undertakes that, as of the date first written above, he has full authority to entrust an appropriate entity or individual to, on his behalf, handle all matters related to this Equity Transfer Agreement (including but not limited to the matters related to this Article 3.5), in the event of such Assignor's death, emigration, incapacity or other failure to perform his obligations under this Equity Transfer Agreement. The above power of attorney shall be substantially in the form of Annex 1, and a copy of such power of attorney shall be provided to the Assignee.

4.	SUPPLEMENTARY PROVISIONS

4.1	Notice and service

4.1.1
All notices and communications between the Parties shall be in writing, either in English or Chinese, and delivered by fax, hand (including express delivery) or registered mail to address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.:

4.2	Time of service

Notices and communications shall be deemed to be served if:

4.2.1
sent by fax: the time displayed on the transmission record, however, if the displayed time is after 5:00 pm of the sending date, or the sending day is not a business day of the location where the recipient is located, the effective delivery date shall be the next business day;

4.2.2	sent by hand delivery (including courier): the day when the recipient or any staff at the recipient's location signs and accepts the delivery; or

4.2.3	Sent by registered mail, the third day after the date when the post office issues a receipt thereof.

4.3	Amendment

The provisions of this Equity Transfer Agreement can be waived, revised or amended only by a written instrument signed by the Parties.

5

4.4	Non-waiver

The failure by either party to exercise or its delay in exercising any right under this Equity Transfer Agreement shall not be deemed a waiver of such right.

4.5	Severability

The invalidity of any clause under this Agreement shall not affect the validity of any other clauses unrelated to such clause.

4.6	Tax and expenses

Each of the Parties shall bear its respective taxes arising from the execution and performance of this Agreement.

4.7	Successor

This Equity Transfer Agreement is binding upon the respective successors and assigns (if any) of the Parties, and upon any individual designated by any of the Assignors when it becomes necessary for such Assignor to use the power of attorney provided in the appendix in case of the occurrence of events set out in the above Article 3.5.

4.8	Applicable Law

The execution, validity, interpretation, performance of this Equity Transfer Agreement and resolution of disputes hereunder shall be governed by the PRC Laws.

4.9	Arbitration

4.9.1
Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement, shall be submitted to Hong Kong International Arbitration Centre (the “HKIAC”), for arbitration in Hong Kong which shall be conducted in accordance with HKIAC's rules.

4.9.2
The arbitration tribunal shall comprise of three (3) arbitrators. The Assignors collectively and the Assignee shall each be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman.

4.9.3	The language to be used in any arbitral proceedings shall be Chinese.

4.9.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

4.10	Language

This Equity Transfer Agreement is written in English and Chinese.

6

IN WITNESS WHEREOF, this Equity Transfer Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

ASSIGNOR:

By:	/s/ Li Anning	By:	/s/ Liu Liguo
Li Anning		Liu Liguo

By:	/s/ Liu Yabin	By:	/s/ Liu Yasheng
Liu Yabin		Liu Yasheng

By:	/s/ Wang Pingyi	By:	/s/ Zhang Fude
Wang Pingyi		Zhang Fude

Beijing Wan Qiao Mechanical and Electrical Equipment Co., (北京市万桥机电设备公司)
(Affix Seal)

By:	/s/ Ding Ting	By:	/s/ Liu Yabin
Ding Ting		Name: Liu Yabin
Title: Legal Representative

IN WITNESS WHEREOF, this Equity Transfer Agreement is signed by the duly authorized representatives of the Parties as of the date first written above.

ASSIGNEE:

Assignee: [*]

Authorized representative: [*]

Name: [*]

Title: [*]

Common seal: [*]

Annex 1

Form of resolution of shareholders' meeting

Beijing Wowjoint Machinery Co., Ltd. (the "Company")

This written resolution of the shareholders' meeting of the Company is formally adopted at [*] on [*]

___________________________________________________________________________

1.	Attending shareholders:

Mr. _______

2.
The matters related to transfer of equity interest provided in the Agreement on Transfer of Equity Interest ("Equity Transfer Agreement") entered into by and between _______ and [  ] on [*] were discussed at the shareholders' meeting.

3.	The shareholders' meeting unanimously agrees to make the following resolution:

(a)	confirm and approve the Equity Transfer Agreement;

(b)	approve ______ to transfer its equity interest in the Company to [ ] pursuant to the provisions of the Equity Transfer Agreement; and

(c)
the shareholders hereby waive their respective right of first refusal (entitled in accordance with the PRC laws and the articles of association of the Company) regarding the equity interest to be assigned by the other shareholders of the Company under the Equity Transfer Agreement.

Signed by:

Signed by:

Date:

Annex 2

Form of power of attorney

Power of Attorney

To Whom It May Concern,

I, the undersigned, a founder and a shareholder of Beijing Wowjoint Machinery Co., Ltd (the "Company"), hereby entrusts  [  ] with full authority on [  ], if I am unable to perform my obligations under the Equity Transfer Agreement entered into by and among Beijing Xin Fu Industry Consulting Co., Ltd. (or its designated person) and I on __________,  in the event of my death, emigration, illness, incapacity or any other reason, to act on my behalf to perform the obligations under the above agreement and all matters related to transfer of equity interest.

The above actions shall include but shall not be limited to the execution of all necessary documents (including resolutions of shareholders' meetings) and completion of all necessary formalities (including filings with the government and alteration of the registration of shareholders of the Company) required for my performance of the obligations under the above Equity Transfer Agreement in accordance with laws of China.

Signed by:

Name:

Date:

Appendix B

Form of waiver of right of first refusal

Waiver of Right of First Refusal

To:  [*]

Dear Sirs,

I refer to the proposed transfer of your entire interest in the registered capital of Beijing Wowjoint Machinery Co., Ltd. to Beijing Xin Fu Industry Consulting Co., Ltd. or its designated entity ("Transferee").

I hereby waive any pre-emptive right I may have under PRC laws or otherwise to acquire the equity interest you propose to transfer to the Transferee and consent to the proposed transfer of the equity interest to the Transferee.

Yours faithfully

For and on behalf of